Exhibit 4.3

GUARANTEE
from
AMERICAN AIRLINES, INC.
as Guarantor
to
WILMINGTON TRUST COMPANY
as Trustee
Dated as of September 28, 2009

GUARANTEE
          This Guarantee (as amended, modified or supplemented from time to time, this “Guarantee”), made and entered into as of September 28, 2009, from AMERICAN AIRLINES, INC., a corporation duly organized and existing under the laws of the State of Delaware, as guarantor (the “Guarantor,” as further defined in the Applicable Indenture referred to herein), to WILMINGTON TRUST COMPANY, a Delaware banking corporation, as Trustee (the “Trustee,” as further defined in the Applicable Indenture referred to herein). Defined terms used herein without definition shall have the meanings given to them in the Indenture, dated as of February 1, 2004 (the “Indenture”), between AMR CORPORATION, a Delaware corporation (the “Company,” as further defined in the Applicable Indenture referred to herein), and the Trustee, as supplemented by the Supplemental Indenture, dated as of September 28, 2009 (the “Supplemental Indenture,” and the Indenture, as supplemented by the Supplemental Indenture, the “Applicable Indenture”), between the Company and the Trustee relating to the Applicable Securities (as defined below).
RECITALS
          The Guarantor is the wholly owned subsidiary of the Company and has duly authorized the execution and delivery of this Guarantee to provide for the guarantee by the Guarantor for the benefit of the Holders of the Company’s 6.25% Convertible Senior Notes due 2014 (each, an “Applicable Security” and collectively, the “Applicable Securities”) issued pursuant to the Applicable Indenture.
          For and in consideration of the premises and the purchase of the Applicable Securities by the Holders thereof, the Guarantor does hereby covenant and agree as follows for the equal and ratable benefit of the Holders of the Applicable Securities:
ARTICLE I

REPRESENTATIONS AND WARRANTIES OF GUARANTOR
          SECTION 1.1 Guarantor Representations and Warranties. The Guarantor does hereby represent and warrant that: it is a corporation duly incorporated and in good standing under the laws of the State of Delaware; it has the power to enter into and perform this Guarantee; it has duly authorized the execution and delivery of this Guarantee by proper corporate action; and neither this Guarantee, nor the authorization, execution, delivery and performance hereof, nor the performance of the agreements herein contained nor the consummation of the transactions herein contemplated will violate in any material respect any provision of law, any order of any court or agency of government or any agreement, indenture or other instrument to which the Guarantor is a party or by which it or its property is bound, or in any material respect be in conflict with or result in a breach of or constitute a default under any indenture, agreement or other instrument or any provision of its certificate of incorporation, bylaws or any requirement of law. This Guarantee constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equitable principles.
ARTICLE II
GUARANTEE OF OBLIGATIONS
          SECTION 2.1 Obligations Guaranteed. The Guarantor, subject to the terms and conditions set forth in the Applicable Indenture, hereby unconditionally guarantees, on an unsecured basis, (a) to each Holder of an Applicable Security authenticated and delivered by the Trustee or Authenticating Agent in accordance with the terms of the Applicable Indenture, (i) the full and prompt payment of the principal of and interest on such Applicable Security, when and as the same shall become due and payable, whether at the Stated Maturity thereof, by acceleration or otherwise, all in accordance with the terms of such Applicable Security and the Applicable Indenture, (ii) the full and prompt payment of interest on the overdue principal and interest, if any, on such Applicable Security, at the rate specified in the Applicable Indenture but only to the extent lawful and (iii) the performance of all other obligations of the Company to such Holder under such Applicable Security and the Applicable Indenture; and (b) to the Trustee the full and prompt payment upon written demand therefor of all amounts due it in accordance with the terms of the Applicable Indenture. If for any reason the Company shall fail punctually to pay any such principal or interest, the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether at the Stated Maturity thereof, by acceleration or otherwise. All payments by the Guarantor hereunder shall be made in Dollars.
          SECTION 2.2 Obligations Unconditional. The obligations of the Guarantor under this Guarantee shall be absolute, unconditional and irrevocable and shall constitute a continuing and present guarantee of payment and not of collectability. Such obligations shall remain in full force and effect until this Guarantee shall terminate in accordance with the provisions of Section 5.1 hereof, and, to the maximum extent permitted by applicable law, such obligations shall not be affected, modified, released or impaired by any state of facts or the happening from time to time of any event, including, without limitation, any of the following, whether or not with notice to, or the consent of, the Guarantor:
          (a) the waiver, compromise, settlement, release or termination of any or all of the obligations, covenants or agreements of the Company contained in the Applicable

Securities or the Applicable Indenture, or of the payment, performance or observance thereof;
          (b) the failure to give notice to the Guarantor of the occurrence of any default or an Event of Default under the terms and provisions of the Applicable Securities or the Applicable Indenture;
          (c) the assignment or purported assignment of any of the obligations, covenants and agreements contained in this Guarantee (subject to Section 3.1 hereof);
          (d) the extension of the time for payment of any principal of or interest on the Applicable Securities or of the time for performance of any obligations, covenants or agreements under or arising out of the Applicable Securities or the Applicable Indenture or the extension or the renewal of any thereof;
          (e) the modification or amendment (whether material or otherwise) of any obligation, covenant or agreement set forth in the Applicable Securities or the Applicable Indenture;
          (f) the taking or the omission to take any of the actions referred to in this Guarantee or in the Applicable Indenture;
          (g) any failure, omission or delay on the part of, or the inability of, the Trustee or the Holders of the Applicable Securities for any reason to enforce, assert or exercise any right, power or remedy conferred on the Trustee, such Holders or any other person in this Guarantee or in the Applicable Indenture, or the absence of any action to enforce the Applicable Securities against the Company;
          (h) the voluntary or involuntary liquidation, dissolution, merger, consolidation, sale or other disposition of all or substantially all the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings affecting the Company or any or all of its assets, or any allegation or contest of the validity of the Applicable Securities or the Applicable Indenture or the disaffirmance of the Applicable Securities or the Applicable Indenture in any such proceeding; it being specifically understood, consented and agreed to, to the maximum extent permitted by applicable law, that this Guarantee shall remain and continue in full force and effect and shall be enforceable against the Guarantor to the same extent and with the same force and effect as if such proceedings had not been instituted, and it is the intent and purpose of this Guarantee that the Guarantor shall and does hereby waive, to the maximum extent permitted by applicable law, all rights and benefits which might accrue to the Guarantor by reason of any such proceedings;

          (i) any event or action that would, in the absence of this clause, result in the release or discharge by operation of law of the Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guarantee (subject to Section 3.1 hereof);
          (j) the default or failure of the Guarantor fully to perform any of its obligations set forth in this Guarantee;
          (k) the release, substitution or replacement of any security pledged for the benefit of the Holders of the Applicable Securities under the Applicable Indenture;
          (l) the disposition by the Company of any or all of its interest in any capital stock of the Guarantor, or any change, restructuring or termination of the corporate structure, ownership, corporate existence or any rights or franchises of the Company (subject to Section 3.1 hereof);
          (m) any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or a guarantor; or
          (n) any other occurrence whatsoever, whether similar or dissimilar to the foregoing (subject to Section 3.1 hereof).
          SECTION 2.3 No Waiver or Set-Off. The Guarantor agrees that, to the maximum extent permitted by law: (a) no act of commission or omission of any kind or at any time on the part of the Trustee or any Holder of the Applicable Securities, or their successors and assigns, in respect of any matter whatsoever shall in any way impair the rights of the Trustee or such Holders to enforce any right, power or benefit under this Guarantee; and (b) no set-off, counterclaim, reduction, or diminution of any obligation, or any defense of any kind or nature (other than performance), which the Guarantor or the Company has or may have against the Trustee or such Holders or any assignee or successor thereof shall be available hereunder to the Guarantor.
          SECTION 2.4 Waiver of Notice; Expenses. The Guarantor hereby expressly waives notice from the Trustee or the Holders of the Applicable Securities of their acceptance and reliance on this Guarantee. The Guarantor further waives, to the maximum extent permitted by law, any right that it may have: (a) to require the Trustee or the Holders of the Applicable Securities to take action or otherwise proceed against the Company; (b) to require the Trustee or the Holders of the Applicable Securities to proceed against or exhaust any security pledged for the benefit of the Holders of the Applicable Securities under the Applicable Indenture; or (c) to require the Trustee or the Holders of the Applicable Securities otherwise to enforce, assert or exercise any other right, power or remedy that may be available to the Trustee or such Holders. The Guarantor agrees to pay all costs, expenses and fees, including all reasonable attorneys’

fees and expenses, that may be incurred by the Trustee or the Holders in enforcing or attempting to enforce this Guarantee or protecting the rights of the Trustee or the Holders of the Applicable Securities following any default on the part of the Guarantor hereunder, whether the same shall be enforced by suit or otherwise.
          SECTION 2.5 Subrogation of Guarantor; Subordination. Notwithstanding any payment or payments made by the Guarantor, the Guarantor agrees that it will not enforce, by reason of subrogation, contribution, indemnity or otherwise, any rights the Trustee or the Holders of the Applicable Securities may have against the Company until all of the Applicable Securities guaranteed hereby shall have been finally, indefeasibly and unconditionally paid in full. Any claim of the Guarantor against the Company arising from payments made by the Guarantor by reason of this Guarantee shall be in all respects subordinated to the final, indefeasible, unconditional, full and complete payment or discharge of all of the Applicable Securities guaranteed hereby.
          SECTION 2.6 Reinstatement. This Guarantee shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment, or any part thereof, made by or on behalf of the Company or the Guarantor in respect of any of the Applicable Securities is rescinded or must otherwise be restored or returned by the Trustee or any Holder of such Applicable Securities for any reason whatsoever, whether upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for the Company or any substantial part of its properties, or otherwise, all as though such payment had not been made.
          SECTION 2.7 Rights of Holders. The Guarantor expressly acknowledges that: (a) this Guarantee will be deposited with the Trustee to be held for the benefits of the Holders of the Applicable Securities; (b) the Trustee has the right to enforce this Guarantee on behalf of the Holders of the Applicable Securities; (c) the Holders of a majority in aggregate principal amount of the Outstanding Applicable Securities (voting as a class) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it with respect to this Guarantee, or to waive any default hereunder and its consequences (other than a default in any payment required hereunder); provided, however, that (i) the Trustee may refuse to follow any direction that conflicts with law or this Guarantee, (ii) the Trustee may refuse to follow any direction that is unduly prejudicial to the rights of the Holders of the Applicable Securities not consenting, or that would in the good faith judgment of the Trustee have a substantial likelihood of involving the Trustee in personal liability and (iii) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction; and (d) notwithstanding anything herein to the contrary, any Holder of an Applicable Security shall have the right to institute any proceeding, judicial or otherwise, to enforce its rights under this Guarantee without first instituting a legal proceeding against the Trustee, the Company or any other Person.
ARTICLE III
COVENANTS OF THE GUARANTOR
          SECTION 3.1 Consolidation or Merger of the Guarantor. The Guarantor may merge or consolidate with or into any other Person or sell, convey, transfer or otherwise dispose of all or substantially all of its assets to any Person, if: (a) (i) in the case of a merger or consolidation, the Guarantor is the surviving Person or (ii) in the case of a merger or consolidation where the Guarantor is not the surviving Person and in the case of any such sale, conveyance, transfer or other disposition, the resulting, surviving or transferee Person is organized and existing under the laws of the United States or a State thereof and such Person expressly assumes by supplemental agreement all the obligations of the Guarantor under this Guarantee; and (b) the Guarantor shall have delivered to the Trustee a certificate signed by the Chairman or the Vice Chairman of the board of directors of the Guarantor, the President, any Executive Vice President, or any Senior Vice President, signing alone, or by any Vice President signing together with the Corporate Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer of the Guarantor (a “Guarantor Officer’s Certificate”) and an Opinion of Counsel, each to the effect that such merger, consolidation, sale, conveyance, transfer or other disposition complies with this Section 3.1 and that all conditions precedent herein provided for relating to such transaction have been complied with. In the event of the assumption by a successor Person of the obligations of the Guarantor as provided in clause (a)(ii) of the immediately preceding sentence, such successor Person shall succeed to and be substituted for the Guarantor hereunder and all such obligations of the Guarantor shall terminate.
          SECTION 3.2 Reports by the Guarantor. During the term hereof, the Guarantor covenants:
          (a) to file with the Trustee, within 30 days after the Guarantor is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Guarantor may be required to file with the Commission pursuant to section 13 or section 15(d) of the Exchange Act; or, if the Guarantor is not required to file information, documents or reports pursuant to either of such sections, then to file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission pursuant to Section 314(a) of the Trust Indenture Act such of the supplementary and periodic information, documents and reports which may be required pursuant to section 13 of the Securities Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;
          (b) to file with the Trustee and the Commission, in accordance with the rules and regulations prescribed from time to time by the Commission pursuant to Section 314(a) of the Trust Indenture Act such additional information, documents and reports with respect to compliance by the Guarantor with the conditions and covenants provided for in this Guarantee and the Applicable Indenture, as may be required from time to time by such rules and regulations;
          (c) to transmit to all Holders of the Applicable Securities within 30 days after the filing thereof with the Trustee, in the manner and to the extent provided in section 313(c) of the Trust Indenture Act, such summaries of any information, documents and reports required to be filed by the Guarantor pursuant to subsections (a) and (b) of this Section 3.2, as may be required by rules and regulations prescribed from time to time by the Commission pursuant to Section 314(a) of the Trust Indenture Act; and
          (d) to deliver to the Trustee, within 120 days after the end of each fiscal year of the Guarantor, a brief certificate from the principal executive officer, principal financial officer, or principal accounting officer as to his or her knowledge of the Guarantor’s compliance with all conditions and covenants under this Guarantee. For purposes of this Section 3.2, such compliance shall be determined without regard to any period of grace or requirement of notice provided under this Guarantee.
          Notwithstanding the foregoing, the Guarantor shall be deemed to have satisfied the requirements of this Section 3.2 to file with the Trustee any such reports, information and documents if the Guarantor files such reports, information and documents, as the case may be, with the Commission pursuant to the Commission’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system or any successor system.

ARTICLE IV
NOTICES
          SECTION 4.1 Notices. All notices required under the terms and conditions of this Guarantee shall be in writing and in English, and any such notice may be given by United States registered or certified mail, return receipt requested, courier service or facsimile, and any such notice shall be effective when received (or, if delivered by facsimile, upon completion of transmission and confirmation by the sender (by a telephone call to a representative of the recipient or by machine confirmation) that such transmission was received), to the Guarantor addressed to it at American Airlines, Inc., 4333 Amon Center Blvd., Fort Worth, Texas 76155, Attention: Treasurer. The Guarantor, by notice to the Trustee, may designate additional or different addresses for subsequent notices or communications.
ARTICLE V
MISCELLANEOUS
          SECTION 5.1 Effective Date; Termination. The obligations of the Guarantor hereunder shall arise absolutely and unconditionally upon the date of the initial delivery of and authentication of the Applicable Securities in accordance with the Applicable Indenture. Subject to Section 2.6, this Guarantee shall terminate on such date as the Applicable Indenture is discharged and satisfied as to the Applicable Securities.
          SECTION 5.2 Evidence of Compliance with Conditions Precedent. The Guarantor shall provide the Trustee with such evidence of compliance with such conditions precedent, if any, provided for in this Guarantee that relate to the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) of the Trust Indenture Act may be given in the form of a Guarantor Officer’s Certificate.
          SECTION 5.3 Remedies Not Exclusive. No remedy herein conferred upon or reserved to the Trustee or Holders of the Applicable Securities is intended to be exclusive of any other available remedy or remedies, but, to the maximum extent permitted by law, each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Guarantee or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Trustee and Holders of the Applicable Securities to exercise any remedy reserved to them in this Guarantee, to the maximum extent permitted by applicable law, it shall not be necessary to give any notice. In the event any provision contained in this Guarantee should be breached, and thereafter duly waived, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. To the maximum extent permitted by applicable law, no waiver, amendment, release or modification of this Guarantee shall be established by conduct, custom or course of dealing, but solely by an instrument in writing duly executed by the parties to this Guarantee.
          SECTION 5.4 Limitation of Guarantor’s Liability. Any term or provision of this Guarantee or the Applicable Indenture notwithstanding, the maximum aggregate amount of the obligations guaranteed hereunder by the Guarantor shall not exceed the maximum amount that can be hereby guaranteed by the Guarantor without rendering this Guarantee void or voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.
          SECTION 5.5 Entire Agreement; Counterparts; Successors and Assigns. This Guarantee constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and may be executed simultaneously in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. To the maximum extent permitted by applicable law, this Guarantee shall be binding upon the successors and permitted assigns of the Guarantor and shall inure to the benefit of, and shall be enforceable by, each of the Holders and the Trustee and its respective successors and permitted assigns.
          SECTION 5.6 Severability. To the maximum extent permitted by applicable law, any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          SECTION 5.7 Benefits Acknowledged. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Applicable Indenture and that its guarantee and waivers pursuant to its Guarantee are knowingly made in contemplation of such benefits.
          SECTION 5.8 No Recourse Against Others. No past, present or future director, officer, employee, agent, representative, member, manager, trustee or stockholder, as such, of the Company, the Guarantor or any successor Person or any Affiliate of any thereof shall have any liability for any obligations of the Company, the Guarantor or any successor Person or any Affiliate of any thereof, either directly or through the Company, the Guarantor or any successor Person or any Affiliate of any thereof, under the Applicable Securities, the Applicable Indenture or this Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation, whether by virtue of any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. By accepting an Applicable Security, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Applicable Securities.
          SECTION 5.9 Governing Law. THIS GUARANTEE HAS BEEN DELIVERED IN THE STATE OF NEW YORK AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS. This Guarantee is subject to the Trust Indenture Act, and if any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required by the Trust Indenture Act to be a part of and govern this Guarantee, the latter provision shall control. If any provision of this Guarantee modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Guarantee as so modified, or to be excluded, as the case may be, whether or not such provision of this Guarantee refers expressly to such provision of the Trust Indenture Act. The Guarantor is an “obligor” as such term is defined in and solely for purposes of the Trust Indenture Act and is required to comply with the provisions of the Applicable Indenture, compliance with which is required by an “obligor” under the Trust Indenture Act.
          SECTION 5.10 Amendment; Modification. This Guarantee may be amended, supplemented or modified pursuant to the terms of the Applicable Indenture.

          IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed in its corporate name, as of the date first above written.

AMERICAN AIRLINES, INC.
By:	/s/ Thomas W. Horton
	Name:	Thomas W. Horton
	Title:	Executive Vice President — Finance and Planning and Chief Financial Officer